EXHIBIT 99.1

Liberator Medical Reports Record Revenue of $20.2 Million for Its Fiscal First Quarter Ended December 31, 2014

The Company Reports Net Income of $2.4 Million, or $0.05 per Share, for the 3 Months Ended December 31, 2014 Up 14.2% Compared to the Same Period Last Year

STUART, FL -- (Marketwired) -- 02/09/15 -- Liberator Medical Holdings, Inc. (NYSE MKT: LBMH) today announced the financial results for its fiscal first quarter ended December 31, 2014.

Net sales for the three months ended December 31, 2014, increased by $1,579,000, or 8.5%, to $20,216,000, compared with net sales of $18,637,000 for the three months ended December 31, 2013. The increase in net sales was primarily due to our continued emphasis on our direct response advertising campaign to acquire new customers and our emphasis on customer service to maximize the reorder rates for our recurring customer base.

	Three Months Ended December 31
Dollars in Thousands	Q1 FY2015	Q1 FY2014%
Net Sales	$20,216	$18,637	8.5
Income from Operations	$3,984	$3,500	13.8
Net Income	$2,421	$2,120	14.2

Income from operations for the three months ended December 31, 2014, increased by $484,000, or 13.8%, to $3,984,000, compared with $3,500,000 for the three months ended December 31, 2013. The increase in operating income is primarily attributed to increased gross profits driven by our increased sales volumes as well as reductions in payroll costs as a percentage of net sales and decreased general and administration expenses.

Net income for the first quarter of fiscal year 2015 was $2,421,000 or $0.05 per diluted share, compared with net income of $2,120,000 or $0.04 per diluted share, for the first quarter of fiscal year 2013, an increase of 14.2%.

The Company had cash of $11,954,000 at December 31, 2014, compared with cash of $12,261,000 at September 30, 2014, a decrease of $307,000. The decrease in cash for the three months ended December 31, 2014, was due to $1,754,000 of cash used in financing activities and $13,000 of net cash used in investing activities, partially offset by $1,460,000 of cash provided by operating activities.

Mark Libratore, President and CEO, commented, "Our growth this quarter was driven by a 10% improvement in revenue from our existing customers. Customer retention has been and will continue to be a priority. Our improved operating margin was driven, in part by gains in labor productivity. We intend to continue to invest in operating efficiencies that streamline processes and improve quality. Our customers have many choices when it comes to their medical supplies and we will continue to find ways to improve their experience with Liberator."

Stay up-to-date with current events by visiting Liberator Medical's website at www.liberatormedical.com or by joining the Company's E-Mail Alert List. Join by clicking the following link www.LBMH-IR.com

About Liberator Medical Holdings, Inc.

Liberator Medical Holdings, Inc.'s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. Accredited by The Joint Commission, our Company's unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator's revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, diabetes supplies, catheters, ostomy supplies and mastectomy fashions. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

Safe Harbor Statement

In this press release and in related comments by our management, our use of the words "expect," "anticipate," "possible," "potential," "target," "believe," "commit," "intend," "continue," "may," "would," "could," "should," "project," "projected," "positioned" or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Such risks and uncertainties may include, but are not limited to, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, and the risk of early obsolescence of our products. Liberator's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports filed with the Securities and Exchange Commission.

Liberator Medical Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of December 31, 2014 (unaudited) and September 30, 2014

(In thousands, except dollar per share amounts)

	December 31, 2014	September 30, 2014
Assets
Current Assets:
Cash	$11,954	$12,261
Accounts receivable, net of allowances of $4,617 and $4,569, respectively	9,606	8,866
Inventory, net of allowance for obsolete inventory of $181	2,078	1,954
Deferred tax assets	2,033	2,005
Prepaid and other current assets	716	449
Total Current Assets	26,387	25,535
Property and equipment, net of accumulated depreciation of $4,106 and $4,016, respectively	1,210	1,260
Deferred advertising, net	28,342	26,936
Intangible assets, net of accumulated amortization of $310 and $281, respectively	391	420
Other assets	164	178
Total Assets	$56,494	$54,329

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$6,187	$6,085
Accrued liabilities	1,554	1,758
Dividends payable	1,728	1,728
Income tax payable	1,322	178
Other current liabilities	150	161
Total Current Liabilities	10,941	9,910
Deferred tax liabilities	10,449	10,031
Credit line facility	1,500	1,500
Other long-term liabilities	468	453
Total Liabilities	23,358	21,894

Commitments and contingencies (see Note 7)

Stockholders' Equity:
Common stock, $0.001 par value, 200,000 shares authorized, 53,520 shares issued and 53,166 shares outstanding at December 31, 2014, and September 30, 2014	54	54
Additional paid-in capital	36,393	36,385
Accumulated deficit	(2,831)	(3,524)
Treasury stock, at cost; 354 shares at December 31, 2014, and September 30, 2014	(480)	(480)
Total Stockholders' Equity	33,136	32,435
Total Liabilities and Stockholders' Equity	$56,494	$54,329

See accompanying notes to unaudited condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the three months ended December 31, 2014 and 2013

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,
	2014	2013

Net Sales	$20,216	$18,637

Cost of Sales	7,585	6,882

Gross Profit	12,631	11,755

Operating Expenses:
Payroll, taxes and benefits	3,762	3,657
Advertising	2,615	2,326
Bad debts	943	824
Depreciation and amortization	119	171
General and administrative	1,208	1,277
Total Operating Expenses	8,647	8,255

Income from Operations	3,984	3,500

Other Expenses	(12)	(13)

Income before Income Taxes	3,972	3,487

Provision for Income Taxes	1,551	1,367

Net Income	$2,421	$2,120

Basic earnings per share:
Weighted average shares outstanding	53,166	52,358
Earnings per share	$0.05	$0.04

Diluted earnings per share:
Weighted average shares outstanding	53,695	53,228
Earnings per share	$0.05	$0.04

Dividends declared per common share	$0.03	$0.03

See accompanying notes to unaudited condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the three months ended December 31, 2014 and 2013

(Unaudited)

(in thousands)

	Three Months Ended December 31,
	2014	2013

Cash flow from operating activities:
Net Income	$2,421	$2,120
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,717	2,482
Equity based compensation	8	32
Provision for doubtful accounts and contractual adjustments	927	1,027
Deferred income taxes	390	(120)
Reserve for inventory obsolescence	-	13
Changes in operating assets and liabilities:
Accounts receivable	(1,667)	(2,779)
Deferred advertising	(4,004)	(2,918)
Inventory	(124)	(307)
Other assets	(260)	(402)
Income taxes prepaid and payable	1,150	486
Accounts payable	101	1,466
Accrued liabilities	(204)	215
Other liabilities	5	(8)
Net Cash Flow Provided by Operating Activities	1,460	1,307

Cash flow from investing activities:
Purchase of property and equipment	(13)	(51)
Proceeds from sale of property and equipment	-	4
Net Cash Flow Used in Investing Activities	(13)	(47)

Cash flow from financing activities:
Proceeds from exercise of employee stock options	-	72
Cash dividends paid	(1,728)	(1,569)
Payments of capital lease obligations	(26)	(21)
Net Cash Flow Used in Financing Activities	(1,754)	(1,518)

Net decrease in cash	(307)	(258)

Cash at beginning of period	12,261	12,453
Cash at end of period	$11,954	$12,195

Supplemental disclosure of cash flow information:
Cash paid for interest	$12	$15
Cash paid for income taxes	$10	$1,000

Supplemental schedule of non-cash financing activities:
Capital expenditures funded by capital lease borrowings or term notes	$26	$-
Cash dividends declared, but not yet paid	$1,728	$1,572

See accompanying notes to unaudited condensed consolidated financial statements.

Contacts:

Individual Investor Relations Contact

WSR Communications

772-219-7525

IR@WSRcommunications.com

http://ir.liberatormedical.com/

Institutional Investor Contact

Robert J. Davis

Liberator Medical Holdings, Inc.

772-463-3737

bdavis@liberatormedical.com

http://ir.liberatormedical.com/

Source: Liberator Medical Holdings, Inc.

Released February 9, 2015